UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2016

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania		16801
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Purchase and Sale Agreement

On June 14, 2016, Rex Energy Corporation (the “Company”), through its wholly owned subsidiaries, Penntex Resources Illinois, LLC, Rex Energy I, LLC, Rex Energy IV, LLC, Rex Energy Marketing, LLC, R. E. Ventures Holdings, LLC, and Rex Energy Operating Corp. (collectively, “Rex”), entered into a Purchase and Sale Agreement (the “Agreement”) with Campbell Development Group, LLC (“Campbell”).

Pursuant to the Agreement, Campbell has agreed to purchase, subject to certain parameters and provisions for adjustment customary for transactions of this type, all of Rex’s oil and gas-related properties and assets, both operated and non-operated, in the Illinois Basin on an as-is, where-is basis. Closing is expected to occur on or about August 16, 2016, with an effective date for the transaction of July 1, 2016. Rex will receive proceeds at closing of approximately $40 million (subject to customary closing and post-closing adjustments) with the potential for additional proceeds of up to $10 million over the next three years based on commodity prices during that time frame. Included in the sale are approximately 76,000 net acres in Illinois, Indiana and Kentucky; the assets are currently producing approximately 1,700 net barrels per day.

The foregoing description of the Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2016.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 14, 2016, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Rule”) because the Company’s common stock failed to maintain a minimum closing bid price of $1.00 for 30 consecutive business days. The notice has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Global Select Market under the symbol “REXX”.

The Company has a period of 180 calendar days, or until December 12, 2016, to achieve compliance with the Rule. The Company will regain compliance with the Rule if, at any time before December 12, 2016, the bid price for the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days. In the event the Company does not regain compliance with the Rule by December 12, 2016, the Company may be eligible for an additional 180 calendar day compliance period if it elects to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period.

The Company intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirements, including such actions as a reverse stock split and/or transferring to The Nasdaq Capital Market.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Sr. Vice President, General Counsel and Secretary

Date: June 17, 2016